Exhibit 10.20

JOINT VENTURE AGREEMENT

BETWEEN

CYCURION, INC.

AND

LUNAR PRIVACY, INC.

This Joint Venture Agreement (“Agreement”) is made and entered in this 29th day of December 2022, by and between Cycurion, Inc., a Delaware corporation with its principal place of business at 1749 Old Meadow Road, Suite 500, McLean, VA 22102 (“Cycurion”) and Lunar Privacy, Inc., a Wyoming corporation with its principal place of business at 1712 Pioneer Avenue, Suite 497, Cheyenne, WY 82001 (“Lunar”) (collectively referred to as the “Parties”).

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Cycurion and Lunar hereby agree as follows:

1.Purpose. The purpose of the Joint Venture shall be to leverage Cycurion’s services business to distribute the Lunar privacy suite of products.

2.Name. Cycurion and Lunar do hereby set forth in this Agreement the terms and conditions of their Joint Venture to be known as the Cycurion Lunar J V (“Joint Venture”).

3.	Managing Venturer. Cycurion is the Managing Venturer of the Joint Venture.

4.Project Manager. Mr. Jeff Hunter is an employee of Lunar and is the Project Manager of this Joint Venture. He is also responsible for performance and implementing the instructions of the Joint Venture.

5.Percentage Ownership. Each Venturer’s respective interest in the Joint Venture (hereinafter called “Percentage Ownership Interest”) is indicated below:

Cycurion – Fifty-one percent (51%);

Lunar Privacy – Forty-nine percent (49%).

6.Distributive Share. The net operating income and net operating loss of the Joint Venture shall be allocated and shared between the Parties in proportion of ownership.

7.Bank Account. The operating account (“Operating Account”) for this Joint Venture shall be established at Truist Bank. The Operating Account shall be established in the name of the Joint Venture. All payments due the Joint Venture for performance on work performed shall be deposited into the Operating Account, and all expenses incurred under the Contract shall be paid out from the Operating Account.

8.Resources. Major equipment, facilities and all other resources will be furnished as detailed in Appendix A by each Joint Venturer.

9.Contract Oversight. As the Managing Venturer, Cycurion is primarily responsible for Contract oversight. The Project Manager will be responsible for day-to-day management and administration of the Contract. Each Joint Venturer will have the right to visit the Contract site to evaluate the Contract performance.

10.Source of Labor. The Joint Venture will allow for a blended pool of labor employees of both Parties.

11.Negotiating Business Contracts. As the Joint Venture Project Manager, Mr. Jeff Hunter will be responsible for negotiating the Contracts.

12.Ensured Performance. Cycurion and Lunar are obligated to ensure performance of the Contracts and to complete performance despite the withdrawal of any Party from the Joint Venture.

13.Administrative Records. Accounting and other administrative records, including the books of the Joint Venture and any other records relating to the Joint Venture shall be kept and maintained at the offices of Cycurion.

14.Each Joint Venturer shall, during regular business hours, have access to and may inspect and copy any and all of the Joint Venture’s books and records. The Project Manager shall promptly send to each Joint Venturer copies of all reports, correspondence, documents and other information sent or received by the Joint Venture.

15.Retention of Final Records. Accounting and other administrative records including the final original records of the Joint Venture and any other records relating to the Joint Venture shall be retained at the office of Cycurion upon completion of the Contracts performed by the Joint Venture.

16.Quarterly Financial Statements. Quarterly financial statements showing cumulative Contract receipts and expenditures (including salaries of the Joint Venture’s principals) will be submitted no later than forty-five (45) days after each operating quarter of the Joint Venture.

17.Project-End Statements. Within ninety (90) days of completion of any Contract, the project-end profit and loss statement, including a statement of final profit distribution, shall be submitted to both Parties.

18.Performance of Work Reports. The Managing Venturer will describe how it is meeting or has met the applicable performance of work requirements for the Contract by annually submitting a report to the Customers, signed by an authorized official of each Joint Venturer, explaining how the performance of work requirements are being met for the Contract.

At the completion of each Contract, the Managing Venturer will submit a report to the Customers, signed by an authorized officer of each Joint Venturer, explaining how and certifying that the performance of work requirements were met for the customer.

19.	Miscellaneous.
a.	Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if (i) sent by registered or certified mail to the other Party’s place of business contained, or (ii) hand-delivered to the intended Party and written evidence thereof is obtained.

b.	Governing Law and Forum. This Agreement shall be construed and administered in accordance with the laws of the State of Delaware.
c.	Assignment. The rights and obligations of either party under this Agreement may not be assigned without prior written consent of the other party.
d.

Severability. In the event that any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall be unimpaired and shall continue in full force and effect.

e.

Mediation. If any controversy or claim arising cannot be agreed upon by the Joint Venturers, the controversy or claim shall be resolved by mediation. The Mediator shall decide, resolve, and determine the claim or controversy. The Mediator cannot make a finding, ruling, or enter an order that would be in conflict with or prohibited by SBA regulations, guidance, or information notices governing joint ventures. The written decision of the Mediator shall be final and conclusive upon the Parties. Judgment on such decision may be entered in the highest court or forum having jurisdiction. While the mediation proceeding is pending, work on the applicable Contract will continue without interruption until completion. The cost of the mediation shall be borne equally between the Joint Venturers.

f.

Entire Agreement. This Agreement, together with the Contract, contains the entire understanding of the parties with respect to the subject matter. All prior promises, understandings, or agreements are merged into this Agreement.

The Agreement is officially signed and executed by officials duly authorized to bind the Parties this 29th day of December 2022.

CYCURION, INC.		LUNAR PRIVACY, INC.

By:	/s/ Alvin McCoy III, CFO	By:	/s/ L. Kevin Kelly, CEO
	Alvin McCoy III, CFO		L. Kevin Kelly, CEO